CUSIP No. 594087-10-8
Exhibit 2
1.      Item 5(a)(iii)(17) of Amendment No. 33 incorrectly reported that 772,888 shares of Common Stock were beneficially owned by Charles J. Wyly, Jr. as trustee for certain domestic trusts established for the benefit of his family. That number should have been 564,284. In addition, Amendment No. 33 should have reported that Charles J. Wyly, Jr. was the beneficial owner of 208,604 shares of Common Stock as general partner of Shadywood USA, Ltd. There is no change in the total number of shares being reported with respect to Charles J. Wyly, Jr. as of that date.
2.      Exhibits 2 and 3 to Amendment No. 33 incorrectly reported that various options or warrants were exercised on various days in May 1992. It appears that, with one exception, such option exercises occurred on April 22, 1992; in one instance, an option reported to have been exercised on May 29, 1992 was exercised on May 7, 1992. In addition, a variety of other option exercise dates may have varied by as many as seven days.